                                                                    EXHIBIT 4.1

                                 PLAN OF MERGER
                                 --------------

     THIS PLAN OF MERGER (the "Plan of Merger"),  is made and executed as of the
6th day of  August,  2002  by  Tridex  Corporation,  a  Connecticut  corporation
("Tridex") and Progressive  Software Holding,  Inc., a Delaware corporation (the
"Surviving Corporation").

     Provision  for the making of this Plan of Merger is  contained in an Order, dated July 9, 2002 and entered July 10, 2002 (the "Confirmation  Order"), of the
United  States  Bankruptcy  Court for the District of  Connecticut  in Case Nos.
02-50156 and -50157,  jointly  administered,  confirming  the First  Amended and
Restated Plan of Reorganization (the "Plan of Reorganization") of Tridex and its
subsidiary,  Progressive  Software,  Inc.,  a North  Carolina  Corporation.  The
Confirmation  Order  empowers and directs  Tridex to execute such  documents and take, or cause to be taken, any and all actions required to enable the effective implementation of the Plan of Reorganization and the Confirmation Order. Section
7.1 of the Plan of  Reorganization  contemplates  the merger of Tridex  with and into the Surviving Corporation and the filing of certificates of merger with the
Secretary  of  State  of  Delaware  and  with  the  Secretary  of the  State  of
Connecticut as provided herein.

1.   Capital Structure and Ownership
     -------------------------------

     Tridex has a total authorized capital stock consisting of 10,000,000 shares of common stock (the "Tridex Common  Stock"),  no par value,  of which 5,654,289 shares are issued and  outstanding on the date hereof,  and 2,000,000  shares of preferred  stock,  $1.00 par value,  of which none are issued and outstanding on the date hereof.

     The Surviving  Corporation has a total authorized  capital stock consisting of 6,000,000 shares of capital stock,  $0.01 par value,  designated as 4,200,000 shares of Series A Common Stock (the "Series A Common Stock"), 800,000 shares of
Series B Common Stock and 1,000,000 shares of Preferred Stock, none of which are issued and outstanding on the date hereof.

2.   Merger
     ------

     At the Effective Time (as hereinafter defined),  pursuant to Section 33-821 of the  Connecticut  Business  Corporation  Act and Section 252 of the  Delaware
General  Corporation  Law,  Tridex  shall be merged with and into the  Surviving
Corporation (the "Merger"),  which shall be the surviving  corporation and shall continue in existence, on the terms and conditions hereinafter set forth. At the
Effective Time, the separate existence of Tridex shall thereby cease.

     At the Effective  Time, the effect of the Merger will be as provided in the applicable  provisions  of the  Connecticut  Business  Corporation  Act  and the
Delaware General Corporation Law. Without limiting the foregoing, and subject to the provisions of such laws, at the Effective Time all the  properties,  assets, rights,  privileges,  powers and franchises of Tridex will vest in the Surviving
Corporation.

3.   Effective Time
     --------------

     The effective time of the merger  provided for herein shall be at the close of business on the date on which a certificate of merger has been filed with the
Secretary of State of Delaware and a  certificate  of merger has been filed with the Secretary of the State of Connecticut (the "Effective Time").

4.   Conversion of Shares
     --------------------

     a. At the  Effective  Time  every ten (10)  shares of Tridex  Common  Stock outstanding  immediately prior to the Effective Time shall be converted into and exchanged  for the right to receive one (1) share of Series A Common  Stock.  At the  Effective  Time,  all shares of Tridex  Common  Stock,  including,  without limitation,  all  treasury  shares,  will be canceled and  extinguished  and the
Series A Common Stock will be credited to the accounts  maintained  on behalf of the holders thereof at the applicable record holder.

     b. No  fractional  shares of  Series A Common  Stock  shall be issued  upon conversion  and  exchange  of any share or shares of Tridex  Common  Stock.  All shares of Series A Common Stock  (including  fractions  thereof)  issuable  upon conversion  of more than one share of Tridex  Common  Stock by a holder  thereof shall be  aggregated  for purposes of  determining  whether the  conversion  and exchange  would result in the issuance of any  fractional  share.  If, after the aforementioned  aggregation,  the  conversion  and exchange  would result in the issuance of a fraction of a share of Series A Common Stock, the number of shares of Series A Common Stock to be issued to any  stockholder  upon  conversion  and exchange of the Tridex Common Stock shall be rounded to the nearest whole number of shares.

     c.  At  the  Effective  Time,  all  options,  rights,  warrants  and  other securities  exercisable  for or  convertible  into shares of Tridex Common Stock will be canceled and extinguished and shall be of no further force and effect.

5.   The Surviving Corporation
     -------------------------

     a. From and after the Effective Time until  thereafter  amended as provided
by  law,  the  Certificate  of  Incorporation   and  By-laws  of  the  Surviving
Corporation as in effect  immediately  prior to the merger shall be and continue to be the Certificate of Incorporation and By-laws of the Surviving Corporation.

     b. The following persons are the directors of the Surviving Corporation and shall hold office as provided in the Certificate of Incorporation and By-laws of the Surviving Corporation.

     Directors
     ---------

            William Beebe
            Thomas R. Schwarz
            Lynn Tilton

     The persons who are the officers of the Surviving  Corporation  immediately prior to the merger shall,  until  otherwise  changed in the manner  provided by law, continue as the officers of the Surviving Corporation following the merger, and shall hold  office as  provided  in the  Certificate  of  Incorporation  and
By-laws of the Surviving Corporation.

                        [SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Plan of Merger as of the day and year first above written.

                               Tridex Corporation, a Connecticut corporation

                               By: /s/  William A. Beebe
                                  -----------------------------------------
                                   Name: William A. Beebe
                                   Title:Chief Financial Officer

                               Progressive Software Holding, Inc., a Delaware
                               corporation

                               By: /s/  William A. Beebe
                                  -----------------------------------------
                                   Name: William A. Beebe
                                   Title:Treasurer